Exhibit 99.1
April 18, 2023
Ferguson Share Repurchase Program - Weekly Report
Ferguson plc (NYSE: FERG, LSE: FERG) (the “Company”) announces today that it purchased a total of 78,493 of its ordinary shares in the period from April 11, 2023 up to and including April 14, 2023 in connection with its $2.5 billion share repurchase program.
Aggregated information about the purchases carried out during this period

Trading day	Aggregate daily volume (in number of shares)	Daily weighted average purchase price of the shares	Trading venue
April 11, 2023	20,034	101.358303	XLON
April 12, 2023	25,000	101.850000	XLON
April 13, 2023	24,391	101.632286	XLON
April 14, 2023	9,068	103.715769	XLON

The Company intends to hold these shares in treasury. Following the purchase of these shares (including those purchased but not yet settled), the number of shares held by the Company in treasury will be 27,042,140.
Following the purchase of these shares, the remaining number of ordinary shares in issue will be 205,129,042. The figure of 205,129,042 may be used by shareholders (and others with notification obligations) as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, the Company under the Disclosure Guidance and Transparency Rules.
In accordance with Article 5(1)(b) of Regulation (EU) No 596/2014 (the Market Abuse Regulation), as it forms part of UK law by virtue of the European Union (Withdrawal) Act 2018, and the Commission Delegated Regulation (EU) 2016/1052, detailed information about the individual purchases is attached to this announcement.
http://www.rns-pdf.londonstockexchange.com/rns/4948W_1-2023-4-17.pdf
For further information please contact:
Brian Lantz, Vice President IR and Communications              +1 224 285 2410
Pete Kennedy, Director of Investor Relations                      +1 757 603 0111

April 25, 2023
Ferguson Share Repurchase Program - Weekly Report
Ferguson plc (NYSE: FERG, LSE: FERG) (the “Company”) announces today that it purchased a total of 61,560 of its ordinary shares in the period from April 17, 2023 up to and including April 21, 2023 in connection with its $2.5 billion share repurchase program.
Aggregated information about the purchases carried out during this period

Trading day	Aggregate daily volume (in number of shares)	Daily weighted average purchase price of the shares	Trading venue
April 17, 2023	5,892	105.262598	XLON
April 18, 2023	20,000	105.896305	XLON
April 19, 2023	20,000	105.747185	XLON
April 20, 2023	3,468	108.003599	XLON
April 21, 2023	12,200	109.432868	XLON

The Company intends to hold these shares in treasury. Following the purchase of these shares (including those purchased but not yet settled), the number of shares held by the Company in treasury will be 27,103,700.
Following the purchase of these shares, the remaining number of ordinary shares in issue will be 205,067,482. The figure of 205,067,482 may be used by shareholders (and others with notification obligations) as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, the Company under the Disclosure Guidance and Transparency Rules.
In accordance with Article 5(1)(b) of Regulation (EU) No 596/2014 (the Market Abuse Regulation), as it forms part of UK law by virtue of the European Union (Withdrawal) Act 2018, and the Commission Delegated Regulation (EU) 2016/1052, detailed information about the individual purchases is attached to this announcement.
http://www.rns-pdf.londonstockexchange.com/rns/2921X_1-2023-4-24.pdf
For further information please contact:
Brian Lantz, Vice President IR and Communications              +1 224 285 2410
Pete Kennedy, Director of Investor Relations                      +1 757 603 0111